EXHIBIT 5.1



INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
PO BOX 2508
CINCINNATI, OH  45201
                                             Employer Identification Number:
Date: July 28, 1993                                   55-0686448
                                             File Folder Number:
RAVENSWOOD ALUMINUM CORPORATION                       550007225
C/O ELLIOT N. DINKIN                         Person to Contact:
PRICE WATERHOUSE                                      MILO ATLAS
600 GRANT ST.                                Contact Telephone Number:
PITTSBURGH, PA  15219                                 (513) 684-3241
                                             Plan Name:
                                               USWA SAVINGS PLAN

                                             Plan Number:  005

Dear Applicant:

           We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

           Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

           The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

           This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

           This determination letter is applicable for the plan adopted on June 27, 1989.

           This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and demonstrations are considered an integral part of this letter. Accordingly, YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.

           The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

           We have sent a copy of this letter to your representative as indicated in the power of attorney.

           If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.


                                                      Sincerely yours,

                                                      /s/ Robert T. Johnson

                                                      Robert T. Johnson
                                                      District Director

Enclosures:
Publication 794
PWBA 515
Addendum


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This  determination is conditioned  upon your adoption of the proposed  restated
plan as submitted with your or your representative's letter dated June 18, 1993. The proposed plan should be adopted on or before the date prescribed by the regulations under Code section 401(b).